The Lincoln National Life Insurance Company
Accelerated Death Benefit for Long-Term Care Services Rider
(Lincoln Care CoverageSM Accelerated Benefits Rider)
This Accelerated Death Benefit for Long-Term Care Services Rider ("Rider") is a long-term care insurance rider that provides benefits for the following Qualified Long-Term Care Services as described in the "Covered Services" section of this Rider: Adult Day Care Services, Assisted Living Facility Services, Bed Reservation, Care Planning Services, Caregiver Training, Home Health Care Services, Hospice Services, Nursing Home Care Services, Respite Care Services, Alternative Care Services, and Non-Continual Services. All Covered Services are subject to the terms and conditions of this Rider.
This Rider is a part of the Policy to which it is attached (the "Policy"). The effective date of this Rider is the Policy Date.  Except as provided below, this Rider is subject to the terms and conditions of the Policy. We agree to provide the benefits described in this Rider for Qualified Long-Term Care Services received by the Insured in accordance with all the terms and conditions of this Rider.
This Rider modifies certain terms in your Policy. Certain values under your Policy will be reduced if you receive benefits under this Rider, as described in the "Impact of Benefit Payments on Policy" section. YOU CANNOT RECEIVE BENEFITS UNDER MORE THAN ONE ACCELERATION OF BENEFITS RIDER ATTACHED TO THIS POLICY, even if multiple acceleration of benefits riders are attached. Receipt of benefits under this Rider will automatically terminate certain other riders attached to the Policy, and receipt of benefits under certain other riders attached to the Policy will automatically terminate this Rider, as described in the "Interaction of Rider with Other Riders and Endorsements" section. READ YOUR POLICY AND RIDER CAREFULLY AND IN THEIR ENTIRETY.
30 DAY RIGHT TO EXAMINE THIS RIDER
You may return this Rider for any reason to the insurance agent through whom it was purchased, to any other insurance agent of the Company, or to us at the Service Office address shown on the cover of your Policy within 30 days after its receipt.  If returned, this Rider will be considered void from the Policy Date and we will refund all charges deducted for this Rider as a credit to the Policy within 30 days of the return. This Rider cannot be added to the Policy at a later date.
TAXATION
This Rider is intended to be a qualified long-term care insurance policy under Section 7702B(b) of the Internal Revenue Code, as amended.
CAUTION
The issuance of this Rider is based on the responses to the questions on your application for this Rider and the Policy to which it is attached.  A copy of your application is attached to your Policy.  If any answers in your application are incorrect or untrue, we have the right to deny benefits or rescind this Rider.  The best time to clear up any questions as to the accuracy of any answers in your application is now, before a claim arises.  If, for any reason, any answers are incorrect, contact us at the Service Office address shown on the cover of your Policy.
NOTICE TO OWNER
This Rider may not cover all of the costs associated with long-term care incurred by the Insured during the period of coverage.  The Owner is advised to carefully review all Policy and Rider limitations. THIS RIDER IS NOT A MEDICARE SUPPLEMENT PRODUCT.
Renewability
This Rider is guaranteed renewable.  We cannot change any of the terms of this Rider on our own, and it will remain In Force for as long as the Policy remains In Force, subject to the "Termination of Rider" and "Incontestability" provisions.  However, we may increase the current rates used to calculate the Monthly LTC Rider Charge, as described in the "Cost of Rider" section.

Table of Contents

Definitions                                                                                                                                                                                    3
Cost of Rider                                                                                                                                                                                    10
Eligibility for the Payment of Benefits                                                                                                                                                                                    10
Long-Term Care Benefits                                                                                                                                                                                    12
Covered Services                                                                                                                                                                                    13
General Exclusions and Limitations                                                                                                                                                                                    15
Impact of Policy Transactions on Rider Benefits                                                                                                                                                                                    16
Interaction of Rider with Other Riders and Endorsements                                                                                                                                                                                    17
Impact of Debt on Benefit Payments                                                                                                                                                                                    17
Impact of Benefit Payments on Policy……………………………………………………………...…………18
Lapse and Lapse Protection………………………………………………………….…………………………19
Claims                                                                                                                                                                                    20
General Rider Information                                                                                                                                                                                    23

DEFINITIONS
This Rider uses terms found in the Policy.  Those terms have the same meaning as in the Policy unless we have indicated a change.  The Rider also contains terms that are not used in the Policy.  Such terms may be defined within the sentences where they appear or may be found in the "Definitions" section below.
Activities of Daily Living
The 6 Activities of Daily Living are:
a.	Bathing: The Insured's ability to wash himself or herself in a tub or shower (including the task of getting into or out of the tub or shower), or else to wash himself or herself by sponge bath.
b.
Continence:  The Insured's ability to maintain control of bowel and bladder function; or, when unable to maintain control of bowel or bladder function, the Insured's ability to perform associated personal hygiene (including caring for a catheter or colostomy bag).

c.	Dressing: The Insured's ability to put on and take off all essential items of clothing and any necessary braces, fasteners or artificial limbs.
d.	Eating: The Insured's ability to feed himself or herself by getting food into the body from a receptacle (such as a plate, cup, or table) or by a feeding tube or intravenously.
e.	Toileting: The Insured's ability to get to and from the toilet, get on and off the toilet, and perform personal hygiene associated with the use of the toilet.
f.	Transferring: The Insured's ability to get into or out of a typical bed, chair, or wheelchair.
Assisted Living Facility
A facility (or a distinctly separate section of a facility) which is licensed or certified to operate as an Assisted Living Facility under the laws of the state or jurisdiction in which it is located and provides care for Chronically Ill individuals in exchange for monetary compensation.  If the state or jurisdiction in which the facility operates does not license or certify Assisted Living Facilities, then the facility must meet all of the following criteria in order to qualify as an Assisted Living Facility under this Rider:
a.	it must maintain daily records of all care and services provided to each Chronically Ill resident (including the Insured, who must be a full-time resident of the facility);
b. c.
it must provide room, board, housekeeping, linens, laundry, and all of the services required to support the personal, residential and safety needs of its residents;
it must be in the business of providing, and must actually provide, Substantial Assistance and Substantial Supervision to its residents in a custodial setting;

d.	it must provide care to the Insured under the direction of a licensed physician and pursuant to the Insured's Plan of Care;
e.	it must provide care to at least 10 full-time residents (including the Insured);
f.	it must have full-time on-site staff capable of providing care 24 hours per day, 7 days per week;
g.	it must have formal written procedures for obtaining appropriate aid in the event of a medical emergency; and
h.	it must have a licensed physician on staff and available at all times in person or on call.

An Assisted Living Facility is not: a hospital (including sub-acute care and rehabilitation hospital); a clinic; a facility operated primarily for the treatment of alcoholism, drug addiction, or Mental or Nervous Disorders; a Nursing Home; an independent living facility or unit; a hospice; the Insured's or any other individual's Home; or any other facility or residential setting, except as specifically described in the criteria above, that caters to or exists for the purpose of providing or facilitating care for elderly or physically or mentally infirm individuals in exchange for monetary compensation, whether such facility or setting is licensed or unlicensed.
If a facility has multiple licenses, a portion, wing, ward or unit of such facility will qualify as an Assisted Living Facility under this Rider only if it is primarily engaged in providing care and services that meet all of the criteria stated above and the Insured is confined to such portion, wing, ward or unit of the facility.
Care Planning Agency
An agency or organization which is primarily engaged in providing care planning on behalf of its clients.  The agency or organization must be licensed as a Care Planning Agency by the appropriate licensing agency in the state or jurisdiction in which care is to be received, if the state or jurisdiction licenses such agencies.  If the state or jurisdiction does not license Care Planning Agencies, then the agency must meet all of the following criteria in order to qualify as a Care Planning Agency under this Rider:
a.	it must operate at least 5 days per week for a minimum of 8 hours per day;
b.	it must have an employee on call to provide emergency care planning assistance during non-operating hours;
c.	it must have at least one full-time nurse and one full-time social worker on staff; and
d.	it must maintain a daily written record for each client of all services provided.
Chronically Ill (Chronic Illness)
A state of health where the Insured:
a.
is unable to perform (without Substantial Assistance from another individual) at least 2 Activities of Daily Living:
1. for a period of at least 90 days; and
2. as a result of loss of functional capacity; or

b.	requires Substantial Supervision to protect the Insured from threats to health and safety caused by a Severe Cognitive Impairment.
The term "Chronically Ill" shall not include an Insured who otherwise meets the requirements stated above unless, within the preceding 12 month period, a Licensed Health Care Practitioner has certified that the Insured meets the requirements of this provision.
With respect to the definition of Chronically Ill, the Insured shall be deemed to be capable of performing an Activity of Daily Living without Substantial Assistance if the Insured can perform the Activity of Daily Living while using an assistive device.
Covered Services
The Qualified Long-Term Care Services covered by this Rider.  These services are listed in the "Covered Services" section of this Rider.
Death Benefit Proceeds
The death benefit as described in the Policy; may also be referred to as "Proceeds" in the Policy.

Debt
Debt as defined in the Policy; may also be referred to as "Indebtedness" in the Policy.
Elimination Period
The number of days shown in the Policy Specifications on which this Rider does not provide benefits (other than Caregiver Training), as described in the "Elimination Period" provision. The Elimination Period must be satisfied within the timeframe specified in that provision before benefits (other than Caregiver Training) become payable under this Rider.
Hands-on Assistance
Physical assistance by another person without which the Insured would be unable to perform an Activity of Daily Living.
Home
An individual's primary and permanent residence. "Home" does not include: a Nursing Home; an Assisted Living Facility; an Alzheimer's facility; an adult day care center; a hospital facility; a hospice; a facility operated primarily for the treatment of alcoholism, drug addiction, or Mental or Nervous Disorders; or any other facility or residential setting that caters to or exists for the purpose of providing or facilitating care for elderly or physically or mentally infirm individuals in exchange for monetary compensation, whether such facility or setting is licensed or unlicensed, except as follows:

The independent living area, ward, wing, apartment, house, or other space of a facility that meets the definition of an Assisted Living Facility or Nursing Home under this Rider by virtue of its licensure or otherwise, shall be deemed to be the Insured's Home for purposes of this Rider, provided such independent living area is the Insured's primary and permanent residence.
Home Health Care
Qualified Long-Term Care Services covered by this Rider which are provided to a Chronically Ill individual in his or her Home in exchange for monetary compensation, including: professional nursing care by or under the supervision of a registered nurse or other licensed nurse; care by a certified home health aide; and therapeutic care services by an occupational, physical or respiratory therapist licensed or certified under the laws of the state or jurisdiction in which care is received.
Home Health Care Agency
An entity that is in the business of providing Home Health Care. The entity must meet at least one of the following three criteria in order to qualify as a Home Health Care Agency under this Rider:
a.	it must be licensed or certified as a Home Health Care Agency in the state or jurisdiction in which Home Health Care Services are provided to the Chronically Ill Insured;
b.
it must be accredited as a Home Health Care Agency or as a provider of Home Health Care by the National League of Nursing, American Public Health Association, or Joint Commission on Accreditation of Health Care Organizations or their successor organization; or

c.	it must be certified by Medicare as a Home Health Care Agency.

If an entity does not meet one or more of the three criteria described above, it will still qualify as a Home Health Care Agency under this Rider provided all of the following conditions are satisfied:
a.	the entity and the Insured's individual care provider must both be primarily engaged in the business of providing Home Health Care in exchange for monetary compensation;
b.	the Insured's individual care provider must have an ongoing, regular and formal business relationship with the entity, such as that of employee or independent contractor;

c.	the Insured's individual care provider must be licensed or certified as one of the following in the state or jurisdiction in which care is provided:
1. registered nurse; 2. licensed practical nurse; 3. licensed vocational nurse; 4. occupational therapist; 5. physical therapist; 6. licensed or certified social worker;
7. certified home health aide; or
8. certified nursing assistant;
d.	the entity must maintain daily records of all services provided to the Insured;
e.	the Insured's individual care provider must have appropriate training and experience to provide the care prescribed in the Insured's Plan of Care; and
f.
the entity and the Insured's individual care provider must provide care under formal, written policies and procedures which are developed, reviewed and executed by a group of Licensed Health Care Practitioners and other professionals, including at least one licensed physician and one licensed nurse.

Immediate Family Member
"Immediate Family Member" means:
a.	the Owner;
b.	the Insured;
c.	the children, grandchildren, brothers, sisters, aunts, uncles, nieces, nephews, step-relatives, and parents of the Insured or the Owner;
d.	a person who shares living expenses with any of the above; or
e.	the Spouse of any of the forgoing individuals, if not already listed above.

For purposes of this Rider, "Spouse" means the legally married spouse, or the partner in a civil union, domestic partnership, or common law marriage, as recognized by laws of the State of Issue or the state in which care is received.
In Writing, Written
See "Notice, Election, Request".
Insured
The person named in the Policy Specifications who may receive Covered Services under this Rider.
Licensed Health Care Practitioner
A physician, as defined in Section 1861(r)(1) of the Social Security Act, a registered professional nurse, licensed social worker, or other individual who meets such requirements as may be prescribed by the Secretary of the Treasury.  The health care practitioner must be acting within the scope of his or her license when providing any Covered Service or performing necessary functions or actions under this Rider.

For purposes of this Rider, the Licensed Health Care Practitioner cannot be an Immediate Family Member.

LTC Specified Amount
The maximum amount that can be accelerated under this Rider to reimburse the costs incurred by the Insured for Covered Services. The LTC Specified Amount you chose at issue ("Initial LTC Specified Amount") is shown in the Policy Specifications. The LTC Specified Amount cannot increase, and you cannot request to decrease the LTC Specified Amount on its own. However, the LTC Specified Amount may decrease as a result of certain actions taken against the Policy, as described in the "Impact of Policy Transactions on Rider Benefits" section.
Maintenance or Personal Care Services
Any care for which the primary purpose is the provision of necessary assistance to help the Insured perform the Activities of Daily Living while Chronically Ill. This includes protection from threats to his or her health and safety due to a Severe Cognitive Impairment.
Maximum Monthly LTC Benefit Amount
The maximum dollar amount that can be accelerated each Policy Month under this Rider. The Maximum Monthly LTC Benefit Amount equals the Initial LTC Specified Amount, adjusted for any decreases described in the "Impact of Policy Transactions on Rider Benefits" section, multiplied by the Maximum Monthly LTC Benefit Percentage. The Maximum Monthly LTC Benefit Amount as of the Policy Date is shown in the Policy Specifications.
Maximum Monthly LTC Benefit Percentage
The Maximum Monthly LTC Benefit Percentage you chose at issue is shown in the Policy Specifications and is used to calculate the Maximum Monthly LTC Benefit Amount. This Election cannot be changed.
Medicaid
Title XIX of the Federal Social Security Act, as amended.
Medicare
Title XVIII of the Federal Social Security Act, as amended.
Mental or Nervous Disorders
Neurosis, psychoneurosis, psychopathy, psychosis, or mental or emotional disease or disorder including, but not limited to, anxiety or depression.
Notice, Election, Request
May also be referred to as "In Writing", "Written", or "Written Request". With respect to any notice, election or request to us, this term means a written form of communication satisfactory to us and received at our Service Office. We retain the right to agree in advance to accept communication by telephone or some other form of transmission, in a manner we prescribe. We will not be responsible for any action we take or allow before we receive a communication at our Service Office. With respect to any notice, election or request from us to you or any other person, this term means a written form of communication by ordinary mail to such person at the most recent address in our records. If agreed to in advance by you, we may also send communication to you by some other form of transmission.
Nursing Home
A facility or distinctly separate area, section or wing of a hospital or other institution which is licensed or certified to operate as a Nursing Home under the laws of the state or jurisdiction in which is it located and does so in exchange for monetary compensation.  If the state or jurisdiction does not license or certify Nursing Homes, then the facility must meet all of the following criteria in order to qualify as a Nursing Home under this Rider:
a.
it must provide nursing care in exchange for monetary compensation. Such care must be provided 24 hours per day, 7 days per week under a formal, written program of policies and procedures which are developed, reviewed and executed by a group of Licensed Health Care Practitioners and other professionals, including at least one licensed physician and one licensed nurse;

b.	it must employ or contract with a licensed physician who is available in person or on call at all times to furnish medical care in case of emergency;
c.	it must have at least one professional nurse who is a full time employee of the facility and who is present at the facility at least 30 hours per week;
d.	it must have a professional nurse on duty or on call at all times;
e.	it must maintain written daily clinical records for all residents (including the Insured, who must be a full-time resident);
f.	it must have appropriate written policies and procedures for handling and administering medications and biologicals to residents; and
g.	it must provide nursing care to at least 10 full-time residents (including the Insured).
A Nursing Home is not: a hospital (including sub-acute care and rehabilitation hospital); a clinic; a facility operated primarily for the treatment of alcoholism, drug addiction, or Mental or Nervous Disorders; an Assisted Living Facility or adult residential care facility; an independent living facility or unit; a hospice; the Insured's or any other individual's Home; or any other facility or residential setting, except as specifically described in the criteria above, that caters to or exists for the purpose of providing or facilitating care for elderly or physically or mentally infirm individuals in exchange for monetary compensation, whether such facility or setting is licensed or unlicensed.
Plan of Care
A written document which is prescribed by a Licensed Health Care Practitioner which outlines the individualized medical treatment (including medication and therapy) and non-medical assistance and services which are prescribed for the Insured because the Insured is Chronically Ill.  The Plan of Care must specify the agency or facility that will provide the prescribed care; the type, frequency, and duration of all medication, therapy, and services required by the Insured; and the identity and title of the provider who is to perform each service. The Plan of Care must also describe the likelihood of improvement or deterioration of the Insured's condition within the next 12 months from the date the Plan of Care was prepared, and must state all supporting evidence upon which the Licensed Health Care Practitioner who has developed the Plan of Care has based his or her evaluation, conclusions and prognosis.  Such supporting evidence may include documents and other information relevant to the certification that the Insured is Chronically Ill.

Some services prescribed in a Plan of Care may not be covered under this Rider. Additionally, Covered Services prescribed in a Plan of Care must be necessary and appropriate to the care needs of the Chronically Ill Insured and must be tailored to specifically address those care needs. We may seek clarification for or seek to modify a Plan of Care in which the prescribed services are not necessary, appropriate and tailored to the care needs of the Chronically Ill Insured. A Plan of Care may not be developed by an Immediate Family Member.
Pre-Existing Condition
A condition of the Insured for which medical advice or treatment was discussed with, recommended by, or received from, any provider of health, psychological or other care services within 6 months preceding the Date of Issue or the date this Rider is reinstated (unless the Insured was Chronically Ill on the date of Lapse, as described in the "Reinstatement of Rider" provision).
Qualified Long-Term Care Services
Services that meet the requirements of Section 7702B(c)(1) of the Internal Revenue Code of 1986, as amended, as follows: necessary diagnostic, preventive, therapeutic, curing, treating, mitigating and rehabilitative services, and Maintenance or Personal Care Services, which are:
a.	required by the Insured because he or she is Chronically Ill; and
b.	provided pursuant to a Plan of Care prescribed by a Licensed Health Care Practitioner.

Remaining LTC Specified Amount
The amount of LTC Specified Amount available to accelerate under this Rider after the Policy Date. The Remaining LTC Specified Amount is equal to the Initial LTC Specified Amount shown in the Policy Specifications adjusted for any decreases to the Policy's Specified Amount and partial surrenders (withdrawals), minus the sum of any benefits (other than benefits for Caregiver Training) paid under this Rider.
Service Office
In terms of address or mailing address, may also be referred to as "Administrator" in the Policy.

Severe Cognitive Impairment
Severe deterioration or severe loss in the Insured's intellectual capacity that is measured and confirmed by objective clinical evidence and standardized tests that reliably identify and measure severe impairment in the following areas:
a.	the Insured's short- or long-term memory;
b.	the Insured's orientation as to person (such as who they are), place (such as their location), and time (such as day, date, and year); and
c.	the Insured's deductive or abstract reasoning, including judgment as it relates to safety awareness.
The need for Substantial Supervision due to the presence of a Severe Cognitive Impairment must also be established by such objective clinical evidence and standardized tests.
State of Issue
The jurisdiction in which the Policy and this Rider were delivered or issued for delivery.
Substantial Assistance
Hands-on Assistance, or the presence of another person within arm's reach, which is necessary to assist the Chronically Ill Insured with the performance of an Activity of Daily Living by physical intervention, and to prevent injury to the Insured while the Insured is performing an Activity of Daily Living.
Substantial Supervision
Continual supervision (which may include cueing by verbal prompting, gestures, or other demonstrations) by another person who is physically present with the Chronically Ill Insured that is necessary to protect the Insured from death or serious threats to the Insured's health or safety arising from the Insured's Severe Cognitive Impairment.
Valuation Day
Any day on which the New York Stock Exchange is open for business, except a day during which trading on the New York Stock Exchange is restricted or on which an SEC-determined emergency exists or on which the valuation or disposal of securities is not reasonably practicable, as determined under applicable law.
we, our, us
The Lincoln National Life Insurance Company.
you, your
The Owner(s) of this Policy.

COST OF RIDER
Monthly Deduction
The Monthly LTC Rider Charge and Monthly Administrative LTC Rider Fee described below are part of the Monthly Deduction described in the Policy.
Monthly LTC Rider Charge
The Monthly LTC Rider Charge will be equal to (1) multiplied by the result of [(2) divided by (3) minus (4)], where:

(1)	is the Rider Cost of Insurance Rate as described in the "Rider Cost of Insurance Rates" provision;
(2)	is the Remaining LTC Specified Amount;
(3)	is the LTC Net Amount at Risk Discount Factor shown in the Policy Specifications; and
(4)
is the Accumulation Value (Policy Value) at the beginning of the Policy Month after the deduction of the Policy's Monthly Administrative Fee (Charges) but prior to the deduction for the Policy's monthly Cost of Insurance, multiplied by the result of the Remaining LTC Specified Amount divided by the following:

a.	If Death Benefit Option 1 is in effect, the Policy's current Specified Amount; or
b.	If Death Benefit Option 2 is in effect, the Policy's current Specified Amount plus Accumulation Value (Policy Value).
Rider Cost of Insurance Rates
The monthly Rider Cost of Insurance Rates are determined by us, but will not exceed the rates shown in the Table of Guaranteed Maximum LTC Rider Cost of Insurance Rates shown in the Policy Specifications. We reserve the right to charge less than the maximum rates on a current basis. Any change to the current rates following the Policy Date will apply to all Riders in the same rider class and duration, and is subject to the guaranteed maximum rates described in the Policy Specifications. We will provide you with at least 60 days' Notice prior to implementing any such change.
Monthly Administrative LTC Rider Fee
The Monthly Administrative LTC Rider Fee and duration are shown in the Policy Specifications, and will not increase.

ELIGIBILITY FOR THE PAYMENT OF BENEFITS
Benefit Conditions
The following Benefit Conditions must be met to qualify for benefits under this Rider:
a.	For all benefits other than Caregiver Training, the Elimination Period described in the "Elimination Period" provision must be satisfied.
b	The total benefits paid to date under this Rider must not have reduced the Remaining LTC Specified Amount to zero.
c.
The Insured must be Chronically Ill as defined in this Rider, due to either being unable to perform (without Substantial Assistance from another individual) at least 2 Activities of Daily Living for a period of at least 90 days as a result of loss of functional capacity, or requiring Substantial Supervision to protect the Insured from threats to health and safety caused by Severe Cognitive Impairment.

d.
A Licensed Health Care Practitioner must certify to us that the Insured is Chronically Ill and that the Chronic Illness is expected to continue for at least 90 days. We reserve the right to verify that the Insured is, in fact, Chronically Ill and to evaluate the veracity of any certification made by any Licensed Health Care Practitioner as a precondition to the payment of benefits under this Rider.

e.
A Licensed Health Care Practitioner must develop and prescribe a written Plan of Care in accordance with this Rider's definition of "Plan of Care". The Insured must receive the Covered Services prescribed under the Plan of Care while this Rider is In Force. We will not pay benefits for Covered Services beyond or in excess of those prescribed in the Plan of Care. Covered Services prescribed in the Plan of Care must be necessary and appropriate to the care needs of the Insured, and must be tailored to specifically address those care needs, in order to be covered under this Rider. Some services prescribed in the Plan of Care may not be covered by this Rider.

f.
At least once every 12 months after a Licensed Health Care Practitioner initially certifies that the Insured is Chronically Ill, and for as long as the Insured continues to be Chronically Ill, a Licensed Health Care Practitioner must again:

1.	certify to us that the Insured is Chronically Ill and that the Insured's Chronic Illness is expected to continue for at least 90 days. Such certification is subject to verification by us; and
2.	either prescribe a new Plan of Care, or reconfirm the existing Plan of Care.
Once we confirm that the Insured has been certified as Chronically Ill for an expected period of at least 90 days, certification may not be rescinded and additional certifications may not be performed until after the expiration of the 90 day period.
Benefits will be paid under this Rider for as long as:
a.	the Benefit Conditions of this Rider are met;
b.	the requirements of the "Claims" section of this Rider are satisfied;
c.
any claim for reimbursement under this Rider is for costs incurred and actually paid by the Insured for Covered Services which are Qualified Long-Term Care Services prescribed in the Plan of Care and which have not already been reimbursed by us; and

d.	this Rider remains In Force. This condition does not apply to benefits received under the "Extension of Benefits" provision.
If we determine that the Insured no longer meets the requirements of being Chronically Ill, all benefit payments will stop.  Should the Insured later be recertified as being Chronically Ill and meet all conditions for the payment of benefits under this Rider, benefit payments will resume subject to the Remaining LTC Specified Amount.

Elimination Period
The Elimination Period for this Rider is shown in the Policy Specifications. No benefits, other than benefits for Caregiver Training, are payable under this Rider during the Elimination Period. Benefits will not be retroactively paid for Covered Services received during the Elimination Period.

The Elimination Period must be satisfied only once while this Rider is In Force. The Elimination Period is satisfied by calendar days on which the Insured receives Covered Service(s) which would otherwise be eligible for reimbursement under this Rider or by Medicare. A calendar day on which only Caregiver Training is received does not count towards satisfying the Elimination Period. After satisfying the first day of the Elimination Period, any calendar days on which the Insured is hospitalized will count towards satisfying the remaining Elimination Period.

Covered Services are often received on an intermittent basis; therefore, we do not require that the Elimination Period be satisfied by consecutive days. However, the required number of days of the Elimination Period must be accumulated within the timeframe shown in the Policy Specifications.

LONG-TERM CARE BENEFITS
Benefits Available
We will pay an amount not to exceed the Maximum Monthly LTC Benefit Amount no less frequently than once each Policy Month until the Remaining LTC Specified Amount equals zero to reimburse costs incurred and actually paid by the Insured for any Covered Service or combination of Covered Services, subject to the terms and conditions of this Rider.

With the exception of Caregiver Training, any amounts paid in a Policy Month for any Covered Service or combination of Covered Services will reduce that month's available Maximum Monthly LTC Benefit Amount and the Remaining LTC Specified Amount dollar for dollar.  Benefits paid for Caregiver Training do not reduce the Maximum Monthly LTC Benefit Amount or Remaining LTC Specified Amount. Benefits under this Rider while this Rider is In Force will continue as long as the Remaining LTC Specified Amount is greater than zero.

In any Policy Month in which you are eligible to receive benefits under this Rider, the maximum amount available as a benefit under this Rider is equal to the least of:

a.	the sum of costs incurred and actually paid by the Insured for Covered Services for the Policy Month which have not already been reimbursed by us;
b.	the amount you request;
c.	the Maximum Monthly LTC Benefit Amount; or
d.	the Remaining LTC Specified Amount.

A benefit paid under this Rider will be first used to repay a portion of any outstanding Debt under the Policy, as described in the "Reduction of Benefit Payments Due to Debt" provision.

This Rider will pay benefits for Covered Services received in a state or jurisdiction other than the State of Issue if benefits would have been paid in the State of Issue, irrespective of any differences in facility licensing, certification, or registration requirements (or similar requirements) between the State of Issue and the state or jurisdiction in which care is received.
If a Death Benefit Option other than Death Benefit Option I is in effect, the Death Benefit Option will be changed to Death Benefit Option I prior to the first benefit payment.  After the first benefit payment, no further Death Benefit Option changes are permitted. The LTC Specified Amount will not be affected by this change in Death Benefit Option.
International Benefits
If the Insured is confined to a Nursing Home or Assisted Living Facility outside of the United States or its territories and possessions (collectively, "United States"), the amount payable each Policy Month to reimburse costs incurred and actually paid by the Insured for such Nursing Home Care Services or Assisted Living Facility Services and which have not already been reimbursed by us is limited to the available Maximum Monthly LTC Benefit Amount.  No benefits are payable for Covered Services, other than Nursing Home Care Services or Assisted Living Facility Services, that are received outside of the United States.
Any benefits payable under this "International Benefits" provision are subject to the following terms and conditions:
a.
Benefits are not payable under this provision if it is prohibited by the laws, rules, regulations or orders of the United States Government and its officials, or sanctions established by the United States Department of the Treasury's Office of Foreign Asset Control, its successor organization, or any authorized agency or department of the United States.

b.
Benefits for Covered Services received within the United States which are otherwise provided under this Rider are not payable while benefits are being paid for Nursing Home Care Services or Assisted Living Facility Services under this provision.

c.
We must receive proof In Writing satisfactory to us that the Insured is confined in a Nursing Home or Assisted Living Facility outside of the United States and has met all of the Benefit Conditions of the Rider and this provision.  Such proof and all supporting documentation must be furnished in English at no expense to us.

d.
Payments will be made in United States currency at the then-current exchange rate as published by Bloomberg L.P. or its successors, or an equivalent service of our choice. We will not cover the cost of currency exchanges or conversions, wire transfers, administrative fees, or other fees, costs, taxes, customs, duties, services or expenses of any kind arising from or relating to the Insured's receipt of care in any country other than the United States, unless such costs would necessarily have been incurred and covered under this Rider if the Insured had received care within the United States instead of a foreign country.

e.
While benefits are being paid under this provision, we reserve the right to verify as often as we deem necessary and appropriate that all of the Benefit Conditions and other criteria for eligibility for benefits under the Rider and this provision have been satisfied.

COVERED SERVICES
If the Insured has met all of the Benefit Conditions listed in the "Eligibility for the Payment of Benefits" section of this Rider, the following Covered Services may be available for reimbursement to the extent that such services are prescribed in the Insured's Plan of Care and are Qualified Long-Term Care Services as defined in this Rider, subject to the terms and conditions of this Rider and the Policy to which it is attached.
Adult Day Care Services
Care provided by a state licensed or certified program, for a specified number of individuals, providing social or health-related services, or both, during the day in a community group setting for the purpose of supporting frail, impaired elderly or other disabled adults who can benefit from care in a group setting outside the Home.
Assisted Living Facility Services
Qualified Long-Term Care Services, including room and board, provided to the Insured while he or she is confined to an Assisted Living Facility.
Bed Reservation
The expense incurred by the Insured to reserve the Insured's bed in a Nursing Home while he or she is temporarily absent during a stay in a Nursing Home and is charged to reserve accommodations.  The temporary absence can be for any reason with the exception of discharge.  This includes, but is not limited to, a hospital stay or spending holidays or other time with family.
This benefit is limited to no more than a total of 30 days each calendar year.  The amount payable for Bed Reservation cannot exceed 1/30th of the Maximum Monthly LTC Benefit Amount for each day that the bed is reserved.

Care Planning Services
Services provided for the Insured by a Care Planning Agency under the direction of a Licensed Health Care Practitioner. Care Planning Services may include:

a.	evaluation of the circumstances in the Insured's Home which relate to his or her ability to live independently;
b.	evaluation of the Insured's Chronic Illness and the level of assistance needed for each Activity of Daily Living;
c.	preparation of a Plan of Care for the Insured in coordination with the Licensed Health Care Practitioner;
d.	coordination and monitoring of the Covered Services provided to the Insured; and
e.	monitoring any changes in the Insured's functional and/or cognitive abilities, and updating the Plan of Care accordingly.
Caregiver Training
Training given to the Insured's unpaid caregiver to provide him or her with the knowledge and skills necessary to care for the Chronically Ill Insured.  Such training must be provided by a properly accredited medical or instructional institution or by an individual, such as a licensed nurse, who is qualified to provide such training, and must be reasonable in scope, duration and cost, given the Chronically Ill Insured's health condition and expected care needs.
Caregivers who qualify to receive Caregiver Training under this provision must not be eligible or paid care providers under other Covered Services provisions of this Rider.
The Elimination Period described in the "Elimination Period" provision does not apply to Caregiver Training. The total amount payable for Caregiver Training is limited to no more than the Caregiver Training Benefit Limit shown in the Policy Specifications.
Caregiver Training may include:
a.	the proper use and care of therapeutic devices or disposable medical aids, including, but not limited to, catheters, colostomy bags, or suctioning tubes;
b.	the performance of care-giving procedures such as changing wound dressings or repositioning the Insured in bed; or
c.	other therapeutic or care-giving procedures needed to enable the Chronically Ill Insured to continue to reside in his or her Home.
Home Health Care Services
Necessary and appropriate Home Health Care services which are prescribed in the Insured's Plan of Care and which are provided by a Home Health Care Agency to the Chronically Ill Insured at the Insured's Home in exchange for monetary compensation, including part-time and intermittent skilled nursing services, Substantial Assistance with the Activities of Daily Living, and Substantial Supervision required due to a Severe Cognitive Impairment.
Hospice Services
Services given to provide palliative care to alleviate the physical, emotional, social, and spiritual discomforts of the Insured who is in the terminal phases of life.  Hospice Services must be provided by an organization that meets Federal certification requirements as a hospice, or is licensed, certified or registered to provide such care according to the laws of the state or jurisdiction in which it operates.
Nursing Home Care Services
Qualified Long-Term Care Services, including room and board, provided to the Insured while he or she is confined to a Nursing Home.

Respite Care Services
Short-term care services provided for the Insured in an institution, in the Insured's Home, or in a community-based program to provide temporary relief for the Insured's unpaid caregiver while the caregiver is unavailable to provide care (such as while the Insured's caregiver is on vacation).
This benefit is limited to no more than a total of 21 days each calendar year.  The amount payable for each day of Respite Care Services cannot exceed 1/30th of the Maximum Monthly LTC Benefit Amount.
Alternative Care Services
Qualified Long-Term Care Services that are not covered under any of the above provisions, but which are prescribed in the Insured's Plan of Care and which the Insured, the Insured's Licensed Health Care Practitioner and we mutually agree would be the most appropriate and cost-effective way to meet the Insured's long-term care needs.  Any such agreement must be In Writing in order to take effect, and must be signed by us and the Insured as a precondition to the payment of benefits under this provision. Any such Written agreement will be implemented for the specific and defined period of time that is stated in the Written agreement, and will be subject to periodic reconsideration and renewal by us, at our discretion. Alternative Care Services, and any Written agreement describing the Alternative Care Services that we agree to cover, are subject to all terms and conditions of this Rider.
We reserve the right to decline to authorize benefits and services under this "Alternative Care Services" provision.  Our denial of Alternative Care Services under this provision does not affect your right to seek benefits for other Covered Services under this Rider.  Alternative Care Services must be provided as an alternative to services otherwise covered by this Rider, meaning you cannot receive benefits under any other provision of this Rider while the Insured is receiving Alternative Care Services under this provision.
Non-Continual Services
Services which are received by the Insured on a non-recurring basis (such as expenses for durable medical equipment or for modifications to the Insured's Home to accommodate a wheelchair or other device), which are prescribed in the Insured's Plan of Care, and which the Insured, the Insured's Licensed Health Care Practitioner and we mutually agree would be the most appropriate and cost-effective way to meet the Insured's long-term care needs. Any such agreement must be In Writing in order to take effect, and must be signed by us and the Insured as a precondition to the payment of benefits under this provision. Non-Continual Services, and any Written agreement describing the Non-Continual Services that we agree to cover, are subject to all terms and conditions of this Rider.
We reserve the right to decline to authorize benefits and services under this "Non-Continual Services" provision.  Our denial of Non-Continual Services under this provision does not affect your right to seek benefits for other Covered Services under this Rider.
The total amount payable for Non-Continual Services in any calendar year cannot exceed the Maximum Monthly LTC Benefit Amount.
GENERAL EXCLUSIONS AND LIMITATIONS
This Rider will not provide benefits for:
a.	treatment or care due to alcoholism or drug addiction;
b.	treatment arising out of an attempt (whether sane, mentally or psychologically impaired or insane) at suicide or an intentionally self-inflicted injury;
c.	treatment provided in a Veteran's Administration or government facility, unless the Insured or the Insured's estate is charged for the confinement or services or unless otherwise required by law;

d.
loss to the extent that benefits are payable under any of the following:
1. Medicare (including that which would have been payable but for the application of a deductible or a coinsurance amount). This means that this Rider does not pay for the Insured's Medicare deductibles or coinsurance;
2. other governmental programs (except Medicaid);
3. state or federal workers' compensation laws;
4. employer's liability laws;
5. occupational disease laws; and
6. any motor vehicle no-fault laws;

e.

confinement or care received outside the United States or its territories and possessions, other than benefits for Nursing Home Care Services and Assisted Living Facility Services as described in the "International Benefits" provision;

f.

services provided by a facility or an agency that does not meet the Rider definition for such facility or agency as described in the "Covered Services" section of this Rider, except as provided in the "Alternative Care Services" provision above;

g.
services provided by an Immediate Family Member, unless:
1. the Immediate Family Member is a regular employee of the service or care provider furnishing the service or care;
2. the service or care provider receives the payment for the service or care; and
3. the Immediate Family Member receives no compensation other than the normal compensation for an employee in his or her job category; and

h.	services for which no charge is or would normally be made in the absence of insurance.
IMPACT OF POLICY TRANSACTIONS ON RIDER BENEFITS
Increase to Policy Specified Amount
An increase to the Policy's Specified Amount after the Policy Date will not increase the LTC Specified Amount.
You cannot request to increase the LTC Specified Amount.
Decrease to Policy Specified Amount
A request to decrease the Policy's Specified Amount will reduce the Remaining LTC Specified Amount only if the Policy's Specified Amount following the decrease is less than the Remaining LTC Specified Amount. In this situation, the Remaining LTC Specified Amount will be reduced to equal the Policy's Specified Amount following the decrease.
You cannot request to decrease the LTC Specified Amount on its own.
Partial Surrender (Withdrawal)
A partial surrender under the Policy will reduce the Remaining LTC Specified Amount dollar for dollar.
Addition of Riders or Increase to Benefits of Existing Riders
Once a benefit payment has been made under this Rider, you may not add any riders or increase the benefits under any rider already attached to the Policy as long as this Rider remains In Force.

INTERACTION OF RIDER WITH OTHER RIDERS AND ENDORSEMENTS
If any of the following riders or endorsements are attached to your Policy, this Rider may have an impact on any benefits provided under such rider or endorsement:
Accelerated Benefits Rider
YOU CANNOT RECEIVE BENEFITS UNDER MORE THAN ONE ACCELERATION OF BENEFITS RIDER ATTACHED TO THIS POLICY, EVEN IF MULTIPLE ACCELERATION OF BENEFITS RIDERS ARE ATTACHED. Therefore, receipt of a benefit under this Rider will be considered a request to terminate any other Accelerated Benefits Rider attached to this Policy. Likewise, receipt of a benefit under any Accelerated Benefits Rider attached to this Policy will be considered a request to terminate this Rider.
Children's Term Insurance Rider
If this Rider and the Policy terminate as a result of item g. of the "Termination of Rider" provision, the Children's Term Insurance Rider's benefit will become paid-up insurance as described in that rider's "Nonforfeiture Values" provision.
Enhanced Surrender Value Rider
Upon receipt of a benefit under this Rider, the Enhanced Surrender Value Rider will terminate.
Exec Enhanced Surrender Value Rider
Upon receipt of a benefit under this Rider, the Exec Enhanced Surrender Value Rider will terminate.
Extended No-Lapse Minimum Premium Rider
Any decrease in the Specified Amount due to acceleration of the death benefit will be treated as a decrease in Specified Amount under the "No-Lapse Benefit" provision of the rider.
Overloan Protection Rider
While this Rider is In Force, election of the Overloan Protection Feature described in the Overloan Protection Rider will be considered a request to terminate this Rider. If this Rider terminates other than in accordance with items b., d. or h. of this Rider's "Termination of Rider" provision, the Overloan Protection Feature will be available, subject to the terms and conditions of the Overloan Protection Rider.
Waiver of Monthly Deduction Rider; Disability Waiver of Monthly Deduction Benefit Rider
If the Insured is on Total Disability as provided and defined under any waiver of monthly deduction rider attached to the Policy, we will continue to waive the Monthly Deductions falling due under the Policy once payment of benefits begin under this Rider, subject to the Insured's continued Total Disability. If not already on Total Disability, the Insured may qualify for benefits under any waiver of monthly deduction rider after payment of benefits have already begun under this Rider.
IMPACT OF DEBT ON BENEFIT PAYMENTS
Reduction of Benefit Payments Due to Debt
A benefit paid under this Rider will be first used to repay a portion of any outstanding Debt under the Policy. The portion to be repaid will equal the sum of (1), divided by (2), then multiplied by (3), where:
(1)	is the Debt;
(2)	is the Policy's Specified Amount immediately prior to the benefit payment; and
(3)	is the amount of the benefit payment prior to the reduction to repay Debt.
If there is value in the Loan Account (Collateral Account), the Loan Account (Collateral Account) will be reduced by the amount of the benefit payment used to repay Debt.

IMPACT OF BENEFIT PAYMENTS ON POLICY
Policy and Rider Values
Benefit payments under this Rider will reduce certain Policy and rider values by multiplying such values by the Reduction Ratio described in the "Reduction Ratio" provision below. The following values will be reduced:
1.	Specified Amount;
2.	If this Rider is attached to a variable life insurance policy that offers indexed accounts, the Reduction Ratio will be applied to the Accumulation Value in the following order:
i.	The Fixed Account Value and/or Sub-Account(s) will be reduced in the same proportion as the balances are invested in such account(s);
ii.	If insufficient value exists in the Fixed Account and Sub-Accounts to cover the reduction in Accumulation Value, the Holding Account Value, if any, will be reduced;
iii.
If insufficient value exists in the Holding Account to cover the reduction in Accumulation Value, the most recently opened Segment in the Indexed Account, if any, will be reduced and will continue in successive order on a last in – first out basis.  If multiple Segments were opened on the same Indexed Account Allocation Date, a prorated portion will be taken from each Segment.

3.	If this Rider is attached to a variable life insurance policy that does not offer indexed accounts, the Reduction Ratio will be applied to the Accumulation Value in the following order:
i.	The Fixed Account Value and/or Sub-Account(s) will be reduced in the same proportion as the balances are invested in such account(s).
4.	If this Rider is not attached to a variable life insurance policy, the Policy Value will be reduced;
a.	If your Policy includes any of the following accounts, the account values will be reduced in the following order:
i.	The Fixed Account Value will be reduced;
ii.	If insufficient value exists in the Fixed Account to cover the reduction in Policy Value, the Holding Account Value will be reduced;
iii.	If insufficient value exists in the Holding Account to cover the reduction in Policy Value, the Dollar Cost Averaging Account Value, if any, will be reduced;
iv.
If insufficient value exists in the Dollar Cost Averaging Account to cover the reduction in Policy Value, the most recently opened Segment in the Indexed Account(s) will be reduced and will continue in successive order on a last in – first out basis.  If multiple Segments were opened on the same Allocation Date, a prorated portion will be taken from each Segment; and

v.	If insufficient value exists in the Indexed Account(s) Segment(s), the Collateral Account Value, if any, will be reduced
Debt will be reduced as described in the "Reduction in Benefit Payments Due to Debt" provision.
Additionally, if a "No-Lapse" provision is included in the Policy (not by Rider), each accelerated death benefit payment will reduce the No-Lapse Premium required to satisfy the terms of the Policy's provision.

Reduction Ratio
The Reduction Ratio used in the "Policy and Rider Values" provision is equal to (1) minus (2), then divided by (1), where:
(1)	is the Policy's Specified Amount immediately prior to the benefit payment; and
(2)	is the amount of the benefit payment.
New Loans and Partial Surrenders (Withdrawals)
In any Policy Month in which a benefit under this Rider is paid, we will not grant a new loan or allow a partial surrender against the Policy.
Availability of Policy Death Benefit Proceeds
If the Insured dies while receiving benefits under this Rider, we reserve the right to withhold payment of any Death Benefit Proceeds that would otherwise be payable until we have verified that we have received all remaining claims for Covered Services. Any Death Benefit Proceeds paid will include interest as provided under the Policy.
LAPSE AND LAPSE PROTECTION
Waiver of Rider Charges and Fees
The Monthly LTC Rider Charge and Monthly Administrative LTC Rider Fee will not be deducted on the Monthly Anniversary Day immediately following the date a benefit under this Rider is paid. Monthly Deductions for the Policy and any other riders will continue, subject to the "Policy and Rider Lapse Protection" provision below.
Policy and Rider Lapse Protection
If the Policy would otherwise enter the grace period on any Monthly Anniversary Day immediately following the date a benefit under this Rider is paid, the entire Monthly Deduction described in the Policy will be waived, and the Policy and this Rider will not Lapse.
The Death Benefit Proceeds available while the Policy is kept In Force under this provision will be limited to no more than the Remaining LTC Specified Amount minus Debt.
Once benefits under this Rider are no longer being paid, you may have to pay additional premium and/or repay outstanding Debt to prevent your Policy from Lapsing.

Grace Period
The Policy and this Rider will enter the grace period as described in the Policy's "Grace Period" provision, subject to any no-lapse guarantee provision under the Policy and this Rider's "Waiver of Rider Charges and Fees" and "Policy and Rider Lapse Protection" provisions.

If the Policy and Rider enter the grace period, we will send the Notice required by the Policy's "Grace Period" provision to you and to your designee, if any, at least 30 days before the effective date of the Lapse or termination by first class United States mail, postage prepaid, at the address provided by you for the purpose of receiving Notice of Lapse or termination.  Notice will not be given until 30 days after a premium is due and unpaid.  Notice will be deemed to have been given as of 5 days after the date of mailing. The Policy and this Rider will remain In Force to the end of the grace period.

You have the right to change your designee at any time by providing us with a Request for such change. We will notify you no less often than once every two Policy Years of your right to change this designation.

Extension of Benefits
If the Policy Lapses, terminating this Rider while the Insured is confined to a Nursing Home or Assisted Living Facility and receiving benefits under this Rider for Nursing Home Care Services or Assisted Living Facility Services, we will continue to reimburse costs incurred for such services subject to the terms and conditions of this Rider if the confinement began while this Rider was In Force and continues without interruption after the Policy and Rider terminate.
Benefits under this provision will continue to be paid subject to the terms and conditions of this Rider, including the requirements of the "Eligibility for the Payment of Benefits" section, until the earliest of:
a.	the date the Insured is discharged from the Nursing Home or Assisted Living Facility, as applicable;
b.	the date the Remaining LTC Specified Amount has been reduced to zero; or
c.	the date the Insured dies.
No Death Benefit Proceeds are payable under the Policy if costs for Covered Services have been reimbursed under this provision.
Reinstatement of Rider
If the Policy to which this Rider is attached is reinstated within 6 months after the date of Lapse, this Rider may also be reinstated according to the terms and conditions of the Policy's "Reinstatement" provision if this Rider was In Force at the time of Lapse. The reinstatement of the Policy and this Rider will be subject to satisfactory evidence of insurability.  After reinstatement, this Rider will only provide benefits for Covered Services which begin on or after the date of reinstatement, subject to the terms and conditions of this Rider.
If, however, the Insured was Chronically Ill when this Rider Lapsed, you may Request to reinstate the Policy and this Rider without evidence of insurability within 6 months after the date of Lapse, regardless of the Attained Age of the Insured on the date of Lapse, by submitting a Written statement from a Licensed Health Care Practitioner certifying that the Insured was Chronically Ill on the date of Lapse.  The Specified Amount of the reinstated Policy will be limited to an amount equal to the Remaining LTC Specified Amount on the date of Lapse. After reinstatement, this Rider will provide benefits for Covered Services received at any time since the Policy Date, including Covered Services received during the period of Lapse, subject to the terms and conditions of this Rider.
This Rider will not be reinstated if the Policy Lapses and is reinstated more than 6 months after the date of Lapse.
CLAIMS
Assistance with Making a Claim
Assistance may be provided by a Long-Term Care Claims Specialist who is available to answer questions about Rider benefits and to explain how to file a claim.  You or the Insured's Licensed Health Care Practitioner, if the Insured has authorized such Licensed Health Care Practitioner to speak with us, may contact the Long-Term Care Claims Specialist at any time to:
a.	discuss which types of care may be covered under this Rider;
b.	determine in advance if a particular provider of a Covered Service, such as a Nursing Home or a Home Health Care Agency, meets Rider conditions; or
c.	discuss the process for filing a claim, and obtain the necessary forms.
Your Long-Term Care Claims Specialist's toll-free number is shown in the Policy Specifications.

The claims process involves four steps:
1.	Start the Process: You must provide us with Notice of your intent to file a claim. This notification can be either In Writing or by phone.
2.
Claim Forms and Other Information: Once you have notified us of your intent to file a claim, we will provide the forms you need to complete to file the claim. You must return the completed, signed forms to us to the address provided on the forms.

3.	Evaluation of Claim: We will review the claim forms and other proofs of loss that we have requested and you have provided to verify that all conditions under the Rider have been met.
4.
Payment of Claims: If we determine that the claim is eligible for payment, including satisfaction of the Elimination Period, we will pay the claim directly to you, or if requested, directly to the service provider. Claim payments under this Rider will be made no less frequently than once per Policy Month.

Start the Process
To start the claim submission process, you or your representative can contact us either by phone at the number shown on the cover of your Policy, or In Writing at the Service Office address shown on the cover of your Policy, to provide us with the following:
	your name;
	the Insured's name;
	your Policy number; and
	the address to which our claim form packet should be sent.
You should provide us with Notice of an anticipated claim as soon as possible. We must receive Notice by phone or In Writing within 60 days after the date the covered loss starts, or, if later, as soon as reasonably possible.  Claims submitted more than 60 days after the date on which a covered loss starts may be subject to additional review and may take longer to process and pay, or may be denied, if your delay is unreasonable or prejudicial to our claims review or other processes. If you are unable to give us Notice of your own claim, your legal representative may act on your behalf, provided that we have on file the Power of Attorney or authorization In Writing to release information to such legal representative. You will not be deemed to have opened a claim with us until we receive your completed claim forms.
Claim Forms and Other Information
Once you start the claim submission process, we will provide you with a claim form packet.  The packet, and all other forms, information and submissions we require in connection with the claims process, may be sought by us in a paper, electronic or other format, at our reasonable discretion. You must return the claim forms and other information we request completed in their entirety. This will open your claim and will allow us to begin the process of determining the Insured's eligibility for the payment of benefits. Please read the forms carefully.  Answer all questions and send all required information to the address provided on the forms.
If the claim form packet has not been received by you within 15 days after you have provided us with Notice by phone or In Writing of your desire to open a new claim, proof of loss can be filed without the claim forms by providing us details of the claim In Writing, including the occurrence, the character and the extent of the loss for which claim is made.  Details should include, but may not be limited to, the list of Covered Services for which benefits are being claimed; the names and addresses of the Insured's Licensed Health Care Practitioner(s); the facility or other location where care was provided to the Insured; the Insured's diagnosis; and the dates, periods of time on each date, and services provided on each date for which benefits are being claimed.  This notification must be sent to us within the time period stated in the "Proof of Loss" provision.

Evaluation of Claim
After our receipt of all information from you, we will verify that the Insured has met all of the Benefit Conditions listed in the "Eligibility for the Payment of Benefits" section of this Rider and that the Covered Services for which you are seeking reimbursement are necessary and appropriate Qualified Long-Term Care Services that are prescribed in the Plan of Care, and that the Insured meets all other terms and conditions for the payment of benefits under this Rider.
At least once every 12 months from the date on which your claim is opened, but no more frequently than once every 90 days, we reserve the right to verify that the Insured and the Insured's care providers meet all eligibility requirements of this Rider. Our review and verification may include requests for, and consideration of, all information concerning your claim, including, but not limited to, the Insured's medical records and in-person physical, psychological or other examination or assessment by a Licensed Health Care Practitioner of our choice.  We may also review your claim for other purposes attendant to the claims process, such as avoiding fraud, waste and abuse. Such review, examination or assessment would be performed at our expense.
If we discover any fraudulent act or acts in connection with a claim under this Rider, we shall have the right to recover any payments and/or to decline to continue paying benefits that result from such fraudulent act or acts.
At least once every 12 months following the date on which your claim is opened, the Insured must be reassessed by his or her Licensed Health Care Practitioner, who must certify to us that the Insured remains Chronically Ill.
Proof of Loss
We must receive Notice of proof of loss within 30 days following the end of each Policy Month in which benefits are sought.  Proof of loss includes all information reasonably determined by us to be necessary and appropriate to our evaluation of any aspect of your claim. Proof of loss may also include information requested by us for the purpose of avoiding fraud, waste and abuse. We will not reduce or deny a claim for being late if proof of loss is filed as soon as reasonably possible, provided you exercise diligence and good faith in connection with the marshalling and prompt submission of the information we require. You and any care providers utilized by the Insured shall have a duty to cooperate with us in the submission of proof of loss and through the claims process generally. It shall be your duty to ensure the cooperation of the Insured's care provider(s), which shall be a precondition to the payment of benefits under this Rider.  Unless you are deemed to be legally incompetent, the required proof of loss must always be given to us no later than 1 year after the date of the loss. We reserve the right to seek proof of loss in the format we reasonably deem to be appropriate, including, but not limited to, completion of paper forms or submission of information via electronic mail, via a website, via mobile device application, or via such other format, platform or tool as we deem appropriate.
We will deem your proof of loss to have been submitted to us once in each Policy Month in which you claim for benefits under this Rider, even if you provide us with proof of loss more often than monthly. Our reciept of your monthly proof of loss submission will trigger our monthly obligation to pay benefits under the "Payment of Claims" provision below, subject to all terms and conditions of this Rider.
Payment of Claims
If we determine that a claim is eligible for payment, including satisfaction of the Elimination Period, if applicable, we will pay the claim directly to you no less frequently than once each Policy Month. Upon your Request, we may pay benefits directly to the Insured's care provider.  This request should be submitted no later than the time your proof of loss is submitted.
For any Policy Month in which benefits under this Rider are being paid, we will send you a monthly statement showing the amount of benefits paid, the change, if any, to the Policy's Death Benefit and other Policy values caused by the benefit payment, and any Remaining LTC Specified Amount.

Claim Review and Appeal
After our receipt of all information we require to evaluate your claim, we will inform you In Writing if your claim or any part of your claim is denied and provide you with an explanation In Writing of the reasons for the denial as soon as reasonably possible. If you do not agree with our claim decision, you have the right to appeal our decision.  If we notify you that your claim or any part of your claim has been denied, we will also provide you with information regarding the process for internal and, if applicable in the State of Issue, external review of benefit determinations and resolving benefit disputes.
Any Request to appeal should be made In Writing and must include any and all information you believe necessary to our consideration of the appeal. Your Request to appeal should be sent to the Service Office address shown on the cover of your Policy. If you are unable to participate in this appeal process, your legal representative may act on your behalf.
Legal Actions
You cannot sue or initiate any legal action or proceeding against us until 60 days following the date on which you submitted complete proof of loss to us In Writing as required by this Rider, or any longer period as may be required by the applicable laws in the State of Issue.  You cannot sue or initiate any legal action or proceeding against us after the greater of:
a.	the shortest applicable statute of limitation or other limit of time permitted by the laws of the State of Issue; or
b.	1 year from the date on which complete proof of loss is submitted to us In Writing.
GENERAL RIDER INFORMATION
Termination of Rider
This Rider and all rights under it will terminate upon the earliest of the following:
a.	the date we receive your Request to return this Rider under the "30 Day Right to Examine This Rider" provision;
b.	if this Rider is attached to a variable life insurance policy, the Valuation Day on or next following the date we receive your Request to terminate the Policy;
c.	if this Rider is not attached to a variable life insurance policy, the Monthly Anniversary Day on or next following the date we receive your Request to terminate the Policy;
d.	the Monthly Anniversary Day on or next following the date we receive your Election of the Overloan Protection Feature under the Overloan Protection Rider, if attached;
e.	the Monthly Anniversary Day on or next following the date you receive a benefit under any other Acceleration of Benefits Rider attached to this Policy;
f.	the date the Remaining LTC Specified Amount is reduced to zero;
g.	the date the Policy's Specified Amount and the Remaining LTC Specified Amount are both reduced to zero, which will cause the termination of both this Rider and the Policy; or
h.	the date the Insured dies, which will cause the Death Benefit Proceeds to become payable under the Policy.
Charges and fees deducted for this Rider on the Monthly Anniversary Day immediately preceding the date the Policy and this Rider terminate in accordance with items b. or h. above will be returned as a credit to the Policy.

Misstatement of Age or Sex
If the Insured's date of birth or sex has been misstated, Rider benefits will be those that the Monthly LTC Rider Charges and Monthly Administrative LTC Rider Fees paid would have purchased at the correct Issue Age and sex, subject to any LTC Specified Amount limitations.
Incontestability
A misstatement by you or by the Insured in any application for the Policy or this Rider may be used to void and rescind this Rider.  For a Rider that has been In Force for less than 6 months, we may take this action only if the misstatement was material to the issuance of this Rider.  For a Rider that has been In Force for at least 6 months but less than 24 months, we may take this action only if the misstatement was material to both the issuance of this Rider and the claim for which benefits are being sought.  After this Rider has been In Force for 24 months, we can take this action only if we can show that the Insured knowingly and intentionally misrepresented relevant facts relating to his or her health.  No benefits will be paid under this Rider if it is voided.
Suicide
If at any time this Rider was attached to the Policy, and the Insured, while sane or insane, commits suicide within 2 years from the Date of Issue or the date the Policy and this Rider are reinstated, the Death Benefit Proceeds payable will be the amount described in the Policy's "Suicide" provision, less the amount of any payments made for Covered Services under this Rider.
Pre-existing Conditions Not Excluded
We will not deny benefits for Pre-Existing Conditions. This provision does not preclude us from exercising other remedies available at law, in equity or in contract because of misrepresentations.
Conformity With State Statutes
If on the Policy Date any provision of this Rider is in conflict with the statutes of the State of Issue, such provision is automatically amended to meet the minimum requirements of such statutes.
Conformity With Federal Statutes
If any provision of this Rider is found not be in compliance with Federal statutes that determine if a policy is a qualified long-term care insurance policy under Federal law, we will amend the Rider if required to do so to meet the minimum requirements necessary to comply with the Federal laws, rules, and regulations.  We will provide you with a copy of such amendment. You may reject any such amendment of this Rider by providing us with Notice that you reject it; however, rejection of the changes contained in the amendment may adversely affect the tax qualified status of this Rider and any benefits received under it. You should consult a qualified tax advisor before deciding to reject such an amendment.

Right to Recovery
If we make benefit payments in a total amount which is, at any time, in excess of the benefits properly payable under this Rider, we shall have the right to recover such excess payments from:

a.            any person or persons to, for, or with respect to whom, such payments were made; and

b.            any entity or organization which should have made such payments.

The Lincoln National Life Insurance Company
President